                                                                    Exhibit 10.1

                                                          CONFIDENTIAL TREATMENT

        PORTIONS OF THIS EXHIBIT MARKED BY *** HAVE BEEN OMITTED PURSUANT
        TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION

                                                                D. Miles-Graeter
                                                                            Swim
                                                                           R - 6
     25 Apr 03/8 May 03/6 Jun 03/12 Jun 03/8 Jan 04/2 Feb 04/9 Mar 04/5 Apr 04/6
     Apr 04/ 13 Apr 04/3 May 04/6 May 04/3 Jun 04/29 Jun 04/30 Jun 04/2
     Jul 04/6 Jul 04/19 Jul 04

CONFIDENTIAL -- NEITHER THIS DOCUMENT ITS TERMS PROVISIONS OR THE RELATIONSHIP
CONTEMPLATED THEREIN IS TO BE DISCUSSED OR USED WITHOUT THE CONSENT OF CALVIN
KLEIN, INC. A DRAFT DOES NOT CONSTITUTE AN OBLIGATION OF THE PARTIES. NO BINDING
AGREEMENT WILL RESULT UNLESS A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND
DELIVERED BY THE PARTIES. THERE IS NO OBLIGATION TO EXECUTE ANY SUCH AGREEMENT.

                                    SWIMWEAR
                                LICENSE AGREEMENT

                                     between

                         CALVIN KLEIN, INC. ("LICENSOR")

                                       and

                       WARNACO SWIMWEAR INC. ("LICENSEE")

                                      with

                               WARNACO, INC., ***

                                                          CONFIDENTIAL TREATMENT

                                TABLE OF CONTENTS

Exhibits/Schedules
------------------

Exhibit C         Approved Accounts
Exhibit D         Time and Action Calendar
Exhibit E         Approved Seconds and Close-Out Accounts
Exhibit F         PVH Statement of Corporate Responsibility - Form of
                  Third-Party Manufacturing Agreement
Exhibit G         Percentage Fee Statement
Exhibit P         Products
***
Exhibit R         Regions
Exhibit S         Initial Sales Estimates

         AGREEMENT, dated as of ____ July 2004, between CALVIN KLEIN, INC., a
New York corporation located at 205 West 39th Street, New York, New York 10018
(Licensor") and WARNACO SWIMWEAR INC., a Delaware corporation with a principal place of business at 6040 Bandini Blvd., Los Angeles, California ("Licensee").

                              W I T N E S S E T H :
                              - - - - - - - - - -

In consideration of the premises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

A. Definitions
   -----------

         As used in this Agreement, the following definitions will apply:

         "Affiliates" of any person or entity means persons or entities controlled by, controlling or under common control with such person or entity.

         "Annual Period" means the period from 1 January 2004 through 31
December 2005 for the first Annual Period and each subsequent calendar year during the term hereof and any renewal or extension of such term for subsequent
Annual Periods.

         "Articles" means Products sold under the Licensed Mark approved by
Licensor from time to time for sale as part of any particular Collection.

         "Collection" means a seasonal collection of Articles.

         "Consumer Advertising" means advertisements on television and print advertisements in prestigious national publications, and such other forms of advertising as Licensor deems to be "consumer" advertising, but will not include co-operative or trade advertising or advertising in local publications, or any collateral or point-of-sale advertising or promotional materials.

                                                          CONFIDENTIAL TREATMENT

         "Co-op Advertising" means advertisements by or in connection with retail accounts in local publications, such as newspapers and certain approved retail catalogs, and applicable "sharing" of expenses by such retail account with Licensee, by way of advertising reimbursements, credits, charge-backs, or payments, only. "Trade Advertising" means advertisements by Licensee in trade publications only. "Co-op Advertising" will not include or consist of any expenses or costs of (without limitation): packaging, fixturing, display materials, point-of-sale ("POS") or point-of-purchase ("POP") materials, or advertising, selling materials or "tools" or seminars or training sessions, in-store merchandising contributions or sharing of expenses, or any other selling or merchandising expenses or events, or any promotional materials, events or activities, such as press kits, goody bags (gifts), or any institutional Consumer Advertising, or any Trade Advertising.

         "Licensed Mark" means ***.

         "Net Sales" means: the invoiced amount of Articles at the original regular wholesale ("list") price (set forth on Licensee's price list, a copy of which shall be delivered to Licensor prior to each selling season) (including
Articles from which the Licensed Mark has been removed) shipped by Licensee or any of its Affiliates, ***.

         "Products" means women's (including "junior's") bathing suits and certain swimwear cover-ups (e.g., "pareos" or wrap skirts, shorts and pants with elasticized waistbands and tops designed specifically to be worn with such swimsuits ("cover-up Products")) as set forth on Exhibit P. Also to be considered "Products" are certain styles of rubber "flip flops" to be sold under the "CHOICE CALVIN KLEIN" and/or the "CALVIN KLEIN" mark, only on a seasonal non-exclusive basis, as set forth in the letter agreement dated 21 April 2004, incorporated herein and made a part hereof.

         "Territory" means worldwide, with certain "regions" as noted on Exhibit
R.

1. Grant of License/Rights Retained by Licensor
   --------------------------------------------

         1.1 Licensor hereby grants to Licensee an exclusive license
(non-exclusive as to swimwear cover-up Products), except as otherwise set forth herein (without the right to sublicense), to use the Licensed Mark throughout the Territory during the term on and in connection with the non-exclusive manufacture and sourcing and exclusive advertising, promotion, distribution and sale at wholesale of Articles, for sale to swimwear departments and to swimwear buyers in department stores (including, by way of example, not limitation,
Bergdorf Goodman's, Bloomingdale's, Saks), and certain swimwear specialty stores
(and/or "surf" shops), all as may be approved by Licensor under ss.4.6. The license granted hereunder does not give Licensee any right to operate any retail establishment selling the Articles, or to otherwise sell at retail (including, for example, but not by way of limitation, via electronic media, e.g. the
Internet and World Wide Web), except as otherwise may be provided herein.

         1.2 All Articles must bear the Licensed Mark and only the Licensed
Mark, and no other name or trademark whatsoever, and no Articles will be sold or otherwise distributed by Licensee under any mark other than the Licensed Mark.

         1.3 Licensee acknowledges that all rights in the Licensed Mark that have not been expressly granted in this ss.1 have been retained by Licensor, including but not limited to

         (i) the right to produce and/or sell and to permit third parties to produce and/or sell all Products and Articles to authorized free-standing
"CALVIN KLEIN" and/or "CK/CALVIN KLEIN", and/or other derivative mark stores in the Territory (However, Licensor agrees that none of Licensor's off-price free-standing "outlet" or regular priced free-standing "CALVIN KLEIN" or
"CK/CALVIN KLEIN" or other derivative mark stores in the Territory will be devoted predominantly to the sale of Licensed Products.);

         (ii) the right to produce and/or sell and permit third-parties the right to produce and/or sell all Products and Articles [i] for certain combination sales, premiums, or "give-always" for special "gift with purchase"
or "purchase with purchase" arrangements, and [ii] for sale to and in freestanding retail stores bearing the Licensed Mark;

         (iii) the right (for itself and third parties) to produce and/or sell merchandise bearing the Licensed Mark other than Articles, including Products bearing other marks of Licensor and of CKTT that are similar to Articles.

         1.4 In the event of any dispute between Licensee and any other licensee of Licensor in the Territory with respect to whether particular merchandise is covered by one or the other of their respective licenses, such dispute will be submitted to Licensor for determination in good faith, which determination will be final and binding.

         1.5 Products are among a range of lines of men's and women's (and boys'
and girls') apparel and accessories which are produced and/or sold by Licensor, its licensees and other duly authorized parties. In order to provide for consistency in scope, and to prevent confusion in the market, Licensee agrees to use commercially reasonable efforts to ensure that the placement of Articles in the market be consistent with merchandise bearing the Licensed Mark and be distinguishable from the placement of product lines bearing other trademarks.

         1.6 At all times during the License Period, the Licensee shall use its commercially reasonable best efforts to exploit the license in each Region in the Territory (and jurisdictions within such Region, subject to reasonable demographics), including, but not limited to: (i) selling what reasonably constitutes a full line of Products within each seasonal collection of Articles
(each, a "Collection"), subject to seasonal differences, and a sufficiently representative quantity of each type of Article within each Collection; (ii)
offering for sale the Articles so that they may be sold to consumers on a timely basis; (iii) maintaining a sales force sufficient to provide effective distribution throughout all Regions (and jurisdictions within such Regions) of the Territory; (iv) cooperating with Licensor's and any of its licensees'
marketing, merchandising, sales, and anti-counterfeiting programs, and (v) to maintain necessary financial position to adequately support the operations and obligations herein. To the extent that the Licensee is unable, in Licensor's reasonable opinion (including, without limitation, taking into consideration then current fashion conditions and differences in apparel needs within each
Region (and jurisdictions within such Regions) constituting a part of the
Territory), to sell a commercially reasonable quantity of Articles in each
Region in the Territory (or jurisdictions within such Region), during each
Annual Period, Licensor may give written notice thereof to the Licensee. Within
30 days of Licensor's written notice to the Licensee pursuant to this ss.1.6, the Licensee shall submit a marketing plan with respect to such Region (and jurisdictions within such Region), setting forth in reasonable detail steps to be taken by the Licensee to increase the sales therein. In the event the
Licensee fails to submit such marketing plan within said 30-day period, or in the event the Licensee's sales within such Region (and

jurisdictions within such Region) continue to be commercially unreasonable in
Licensor's reasonable opinion for the 12-month period following the receipt of such notice, Licensor shall have the right, upon 30 days' written notice to the
Licensee, to terminate the License with respect to such Region (and jurisdictions within such Region), with no change in the other terms hereof.
Thereupon, the procedures set forth in ss.18.1 shall control the disposition of inventory of such Articles or in such Region (and jurisdictions within such
Region).

         1.7 Licensee acknowledges that an existing exclusive license for
"CALVIN KLEIN" women's swimwear Products is in effect in the United States,
Canada, Mexico, including certain U.S. Virgin Islands and Bermuda (and a certain permitted account in the U.K. through 31 March 2004 only) through 31 December
2006, with a non-exclusive inventory disposal period ("Disposal Period")
extending beyond such date through 30 June 2007; that prior Collections of
Products have been and are being produced, distributed and sold by Licensor's licensee thereunder, and that such Products may be in the marketplace for some time during the term of this Agreement, not only during the aforesaid disposal period, but thereafter (including, for example, sales through various off-price outlets), and that none of the foregoing shall be considered a breach or default by Licensor or otherwise affect the provisions hereunder.

         1.8 Licensee acknowledges that an existing exclusive license for
"CK/CALVIN KLEIN" women's swimwear Products is in effect in the United States,
Canada, Mexico, including certain U.S. Virgin Islands, and Bermuda, through 31
December 2003, with a non-exclusive inventory disposal period ("Disposal
Period") extending beyond such date through 30 June 2004; that prior Collections of Products have been and are being produced, distributed and sold by Licensor's licensee thereunder, and that such Products shall be in the marketplace for some time during the term of this Agreement, not only during the aforesaid disposal period, but thereafter (including, for example, sales through various off-price outlets), and that none of the foregoing shall be considered a breach or default by Licensor or otherwise affect the provisions hereunder.

                                                          CONFIDENTIAL TREATMENT

         1.9 ***, Licensor and Licensee agree that they will promptly and in good faith amend this Agreement to add the applicable trademark to the definition of Licensed Mark upon submission to and approval by Licensor of an acceptable business plan and agreement between the parties as to terms, to include Minimum Net Sales Thresholds, Minimum Guaranteed Fees, Minimum
Advertising Expenditure requirements, Percentage Fees and the like.

         1.10 *** Licensee shall have 30 days in which to present a business plan, including projected Net Sales by Region by Licensed Mark for exploitation of such additional Products, and proposed Minimum Guaranteed Fees. Licensor and
Licensee shall discuss the same in good faith over the following 60 day period;
however, Licensor reserves the right to enter or not enter such agreement (and to determine the Minimum Guaranteed Fees, Minimum Net Sales Thresholds, Minimum
Advertising Expenditure requirement, Percentage Fees and other specific terms thereof), in its discretion. If no agreement or amendment to this Agreement providing for such terms hereto is entered into within 90 days following the date of the First Offer, the right of First Offer shall terminate, provided that
Licensor will not enter into such an agreement with a third party on generally less favorable terms for Licensor than those offered by Licensee, within 6 months after the date of the First Offer, without first giving Licensee the right to enter into such an agreement on substantially the same terms for a 30 day period following notice thereof.

         1.11 Licensor has retained rights to produce and/or sell as well as advertise and promote swimwear products (including Products under the "CALVIN
KLEIN" trademark pursuant to the license with Swimwear Anywhere, Inc. for sale in free-standing "CALVIN KLEIN" stores), and will continue to do so under this
Agreement. Effective upon the date Licensee may use the "CALVIN KLEIN" mark in the United States, Licensee agrees, upon Licensor's request, to timely produce and ship to Licensor and/or such free-standing "CALVIN KLEIN" stores (or free-standing stores bearing a derivative mark) certain "CALVIN KLEIN" premier quality Products (or Articles) to its orders with a manufacturer's suggested retail price of US $150 or more (or commensurate local currency).

2. Term
   ----

         2.1 The initial term of this Agreement will be six years, commencing as of 1 January 2004 and continuing through 31 December 2009, unless sooner terminated in accordance with the provisions hereof, provided, however, that the first Annual Period shall extend to 31 December 2005.

         2.2 This Agreement may be renewed by Licensee for one (1) additional five-year (5-year) term commencing 1 January 2010, provided (a) Licensee notifies Licensor in writing of its desire to renew at least six months prior to the expiration date, (b) Licensee has complied with its material obligations herein and is not at the time of such notice nor on the last date of the initial term in default of any of the material provisions of this Agreement, and (c)
Licensee has attained the Minimum Net Sales Thresholds as noted below and as hereinafter determined pursuant to ss.2.3 below.

                                                          CONFIDENTIAL TREATMENT

         2.3 The "Minimum Net Sales Thresholds" for North America and the
Caribbean and "rest of world" "Region" in the Territory for purposes of the renewal contingency in ss.2.2 are as follows:

                          Minimum Net Sales Thresholds
                          ----------------------------

               Annual Period/Year    US $ Net Sales    Rest of the World
               ------------------    --------------    -----------------
North               4th/2008              ***               ***
America
and the
Caribbean

Within thirty (30) days after receipt of the last quarterly statement for the
Annual Period 2008, the parties shall meet and negotiate in good faith and agree by 31 March 2009 on Minimum Net Sales Thresholds, and Minimum Guaranteed Fees,
for each Licensed Mark *** for each "Region" in the Territory, that is (i) North
America, Central America and South America, (ii) Europe, and (iii) Asia (and
rest of the world), for each Annual Period during the renewal term (if applicable) based upon Licensee's actual Net Sales during 2008 and projected Net
Sales for the balance of the renewal term, and in no event less than the aggregate Minimum Net Sales Thresholds referenced above (and not less than the
Minimum Guaranteed Fees provided for in ss.9). If the parties have not agreed upon and incorporated in writing by amendment into this Agreement such Minimum
Net Sales Thresholds and separate Minimum Guaranteed Fees by 31 March 2009, this
Agreement shall terminate upon expiration of the initial term.

         2.4 If Licensee fails to attain the Minimum Net Sales Thresholds for any Region of (i) North, Central and South America; (ii) Europe and/or (iii)
Asia and Rest of the World, within the Territory for any Annual Period during the renewal term, then Licensor may exercise its right to terminate such Region
(or Regions) effective upon not less than six (6) months prior written notice, at any time within twelve (12) months following the applicable Annual Period
(which gave rise to Licensor's right of termination). Furthermore, if the applicable Region consists of North, Central and South America, Licensor may, in
its discretion, terminate the entire Agreement.

3. Design
   ------

         3.1 Licensor and Licensee will cooperate in development of each seasonal Collection of Articles. Licensee will prepare a proposed time and action calendar ("Time and Action Calendar"), as set forth on Exhibit D annexed hereto, the substance and format of which calendar, and information required thereunder, is to be approved and amended from time to time by Licensor, relating to development of collections and setting forth the full design and production schedule for each seasonal collection of Articles, from concept stage through delivery for Articles and will provide same on an annual basis to
Licensor for Licensor's approval. ***

         3.2 Licensee will maintain during the term of this Agreement a design staff capable of timely developing seasonal collections of Articles pursuant to the Time and Action Calendar, hereunder to exploit the License and to maintain the prestige and reputation of the Licensed Mark as required hereunder. With respect to each seasonal Collection of Articles, Licensee's design team will have meetings with the Licensor-designated creative or design person or persons, the purpose of which will be to discuss and agree upon trends and themes that will be covered for the season (such agreed-upon themes shall hereinafter be referred to as the "Agreed Upon Season's Themes").

                                                          CONFIDENTIAL TREATMENT

         3.3 Based on the Agreed Upon Season's Themes, Licensee shall create, develop and present for Licensor's review and approval (or disapproval), a program in a tangible illustrative format of design themes and concepts
(including all of the "Details" referenced below) ("Design Concepts") on which all of the proposed designs for the Collection shall be based. Licensee shall present the Design Concepts in a "Design Concept Presentation Meeting," the
purpose of and in which Licensee will provide Licensor with a clear and concrete understanding of the themes, and specific fabrications, silhouettes or shapes, attitude and direction of the Collection through the use of design boards, and/or sketches and/or "rigs" as well as samples of trim, fabrics and other components in a representative sampling of Licensee's suggested colors and qualities, in such quantities and of such nature as are sufficient to provide
Licensor with a clear and concrete understanding of the particular Products and components for the season's Collection of Products (i.e., "Details") that
Licensee wishes to develop based upon approved Design Concepts. Licensor may provide Licensee with creative concepts and fashion direction as to each
Collection of Articles including recommendations as to color, material, design and styling of Articles and such additional design assistance as it determines in its sole discretion. Licensor shall within five (5) business days from presentation of the Design Concepts identified at the Design Concepts
Presentation Meetings approve or disapprove and/or provide suggestions, requested or required modifications or other recommendations, as determined by
Licensor in its discretion, in writing. As to any Design Concept submitted to
Licensor for approval, such approval (or disapproval) shall not be unreasonably delayed. (Design Concepts approved by Licensor hereunder, or approved subject to and provided that certain changes are made, shall hereinafter be referred to as the "Approved Design Concepts.") Licensee shall provide Licensor within ten (10)
business days after approval of Design Concepts with a photographic record of the Approved Design Concepts and in the form of duplicate "boards", or such other comparable method, acceptable to Licensor to memorialize the Approved
Design Concepts so that Licensor has a means to verify compliance with the
Approved Design Concepts at subsequent stages of the approval process, clearly identifying and including any modifications required by Licensor.

         3.4 Based upon and consistent with the Products and the Approved Design
Concepts, Licensee shall create for Licensor's review, complete design boards and designer sketches (including fabric swatches, trims, colors and specifications) for each style of Product that Licensee in good faith is considering for inclusion in the Collection and which shall not exceed *** of the actual number of styles to be manufactured by or for Licensee and included in the Collection (the "Articles for Adoption"). ***.

         3.5 Based upon and consistent with the Products, the Approved Design
Concepts and the Approved Articles for Adoption, Licensee shall create designer prototypes (with actual fabric samples or swatches or, if not available, substantially similar in hand and finish) for each style Licensee intends to adopt into the season's Collection for Licensor's review (the "Prototypes"). ***
For purposes of the calculation in the foregoing sentence, each fabric of each style, shall count as one Prototype. No previously approved Articles will be included in a subsequent seasonal Collection unless and only if presented for inclusion and approved by Licensor for that specific seasonal Collection of
Articles. ***

         3.6 The final composition of the entire seasonal Collection of Articles shall be determined and agreed upon by Licensee and Licensor upon presentation and edit of the sample line produced from Approved Prototypes.

         3.7 Thereafter, Licensee shall timely sell, produce and ship the season's Collection of Articles based on the Approved Prototypes.

         3.8.1 All contractors wherever located which Licensee desires to use in connection with the manufacture of Articles are subject to the prior written approval of Licensor. In order to maintain Licensor's high standard of quality control and to insure that appropriate measures are taken against counterfeiting, Licensee shall provide Licensor with the following information:
(i) name and address of each proposed manufacturer; (ii) type of Articles to be manufactured; (iii) quantity of Articles to be manufactured; and (iv) any other relevant information. The Licensee shall use all its commercially reasonable good faith efforts to obtain the signature of an authorized representative from each approved third-party manufacturer used by the Licensee on an agreement (a
"Third-Party Manufacturing Agreement"), substantially in the form of Exhibit F.
The Licensee shall not knowingly enter into a Third-Party Manufacturing
Agreement with any third party that has breached a similar agreement with
Licensor or its Parent or any of its or its Parent's licensees with respect to any mark of Licensor or of its Parent owned, licensed or sublicensed trademarks, as set forth in the Third-Party Manufacturing Agreement. The Licensee
acknowledges that it shall remain primarily liable and completely obligated under all of the provisions of this Agreement in respect of such contracting or assembly arrangements. More specifically, The Licensee acknowledges that
Licensor is a wholly owned subsidiary of Phillips-Van Heusen Corporation
("PVH"). The Licensee acknowledges that it has received copies of, read and understands PVH's publication "A Shared Commitment - Requirements for Suppliers,
Contractors, Business Partners" and PVH's "Statement of Corporate
Responsibility." The Licensee shall conduct its business in compliance with the moral, ethical and legal standards set forth in such publications, as the same may from time to time be revised by PVH upon reasonable notice to the Licensee
(the "Standards") and shall cause all manufacturers, contractors and suppliers which manufacture Articles or from whom the Licensee obtains Articles or materials for the manufacture of Articles to abide by the Standards. Prior to producing Articles in a facility (whether directly produced or produced by or through a contractor, subcontractor or supplier) the Licensee will arrange to have the facility audited for compliance with the Standards unless Licensor (or its parent, PVH) notifies the Licensee in writing that it already has a current audit with respect to such facility that evidences compliance with the
Standards. Audits on each facility used must thereafter be conducted no less often than annually. Each audit shall be conducted by a suitable independent third-party auditor designated by the Licensee and approved by PVH and shall be conducted using the evaluation form provided by PVH. The Licensee shall identify to PVH in writing each facility in which it is proposed that any Article (or part thereof) be produced or which is to be re-audited and PVH shall notify the
Licensee within 30 days of PVH's receipt of the notice if PVH has currently approved the facility for production and when re-audit is required. If a facility is currently approved for production, the Licensee shall have no obligation to arrange for a current audit of the facility. All audits shall be conducted at the Licensee's sole expense. A comprehensive audit report prepared by an independent third-party auditor shall be provided to PVH, attention the director of PVH's Human Rights Program Department, promptly upon its completion.
PVH shall have 30 days from its receipt of an audit report to notify the
Licensee of its disapproval of the facility that is the subject thereof. If PVH does not give notice to the Licensee within such 30-day period, the facility shall be deemed approved by PVH. PVH shall set forth in its notice of disapproval its reason(s) for disapproval in reasonable detail. Unless and until the Licensee delivers to PVH an audit report for a facility that evidences compliance with the Standards and PVH approves such facility, the facility shall not be used for the production of Articles. If the Licensee uses a facility that has not been approved in accordance

herewith, fails timely to cause an approved auditor to submit to PVH an audit report evidencing continued compliance with the Standards when a re-audit of a facility is required in accordance with the terms hereof or if the Licensee or any of its manufacturers, contractors or suppliers with respect to Articles shall, in PVH's sole determination, fail to abide by the Standards, Licensor's sole remedy with respect to such breach of this ss.3.8, to the extent that
Licensor is not otherwise damaged as a result of such breach, shall be to terminate the License and all of the other rights granted to the Licensee under this Agreement. Nothing in this ss.3.8 shall be deemed to confer third-party beneficiary rights upon any person, corporation, partnership or other entity.

         3.8.2 Licensee will require all of its contractors (by means of contractors agreements therewith) to comply with all of the provisions of this
Agreement relating to quality standards confidentiality and trademark protection and with all customs, quota or other laws, rules and regulations and with all workers (including child labor), labor, environmental safety and similar or related laws, rules and regulations, and with Licensor's parent's Human Rights
Standards as provided in its Statement of Corporate Responsibility and as detailed above. No contractor will have any right to sell Articles to any person, firm, corporation or entity other than Licensee (or another duly authorized licensee of Licensor if anywhere applicable) or to ship Articles to any location other than to Licensee's facilities or Licensee's customers within the Territory. Licensee will use commercially reasonable efforts to ensure that such third party contractors observe such laws and standards and that no contractor sells Articles except as permitted. Licensee will monitor all contractors hereunder to ensure compliance herewith, including ensuring that any violation or violation if curable is cured in accordance with the provisions hereof, and other ameliorative measures are promptly and timely taken. Licensee will be responsible and liable to Licensor for the actions of its contractors, or in the event any Articles manufactured fail to conform to the applicable quality or other standards. In the event of any breach or default by a contractor, Licensee will promptly take all steps to cease operations and placement with any such contractor, and all reasonable commercial steps to ameliorate and mitigate the effect of any breach (including repurchase of unlawfully shipped goods for example).

         3.9 Licensee will consult with and utilize Licensor's visual design personnel in connection with the design, development and construction of showrooms, including shows at trade exhibitions, if applicable, fixturing, set-ups, visual display, signage and any in-store shops or in-store areas for the sale of Articles within the stores of Licensee's customers, and will provide all funds necessary in connection therewith (including reasonable per diem rates for work performed [other than review of submissions for approval purposes] by
Licensor's visual display personnel). All such design, development and construction will be subject to Licensor's ongoing approval.

         3.10 Licensee will promptly reimburse Licensor for the reasonable documented and approved costs and expenses based upon mutually agreed upon annual budgets, estimates provided in advance for reasonable review, or otherwise agreed to by Licensee, of any other Licensor personnel, such as in-store coordinators, visual display and merchandising personnel, advertising and public relations (other than design), with respect to services performed by
Licensor hereunder or otherwise requested by Licensee. Licensee will also pay or reimburse Licensor for reasonable out-of-pocket expenses incurred by Licensor or its representatives, whether for travel or otherwise, in connection with this
Agreement, which have been requested or approved by Licensee as noted above.

                                                          CONFIDENTIAL TREATMENT

         3.11 Licensee will make available to Licensor, without charge, such reasonable quantity of Articles as is requested by Licensor including *** for each season (as well as up to approximately *** additional items designated by
Licensor and up to *** Articles twice per Annual Period [to coincide with Resort
(winter) and Labor Day] for editorial deliveries] for use in fashion shows of merchandise produced by Licensor or other licensees of Licensor and for use by
Licensor in the promotion of Articles, including public relations promotions and editorial promotions.

         3.12 Licensee will permit Licensor's employees and other
representatives to purchase Articles for personal use at Licensee's regular wholesale prices less *** from time to time during the term of this Agreement through invitations to "sample sales" and other reasonable methods provided by
Licensee at least annually.

         3.13 As to Licensor's, or its licensees', stores and store licensees
("Stores"), Licensee will provide such full-price Stores with (i) appropriate discounts as the parties may mutually agree (but not less than *** off regular wholesale price), and (ii) favorable credit terms (of at least 30 days after receipt of goods ("ROG")) (subject to a limit of *** Stores). Licensee will supply Licensor (and Licensor's licensee(s)) for their respective outlet Stores
(subject to a limit of *** such outlet Stores) with Articles at *** off Licensee regular wholesale prices for Articles (or wholesale equivalent for special orders which shall generally be equal to ***), and may, from time to time, offer
"irregular" and/or Close-Out Articles for all of such outlet Stores. In the event Licensor fails to timely pay Licensee amounts due for such Articles
(except in connection with a bona fide dispute) then upon five (5) business days written notice, in accordance with the terms hereof, with applicable supporting documentation, unless paid within said five (5) business day period, Licensee shall be permitted to offset any unpaid amounts against amounts representing
Percentage Fee payments due to Licensor. (If applicable hereunder, Licensor may offset any amounts unpaid by Licensee toward amounts otherwise owed Licensee and/or its Affiliates.) The Percentage Fee, Minimum Advertising Expenditure and
Co-op Advertising requirement on Net Sales of Articles to such stores hereunder shall be computed at ***, and such Net Sales shall be deducted for purposes of
Net Sales Thresholds attainment under ss.2.2 and ss.2.3 above.

         3.14 Licensor and Licensee acknowledge that Licensee is regularly engaged in the business of designing, manufacturing, sourcing, advertising and selling swimwear under other brands. Accordingly, the parties acknowledge that in certain instances, Licensee may in the ordinary course of business and without reference to the Articles, produce certain basic swimwear products similar to the Products and Articles under its own labels or those of others.

4. Quality and Standards
   ---------------------

         4.1 Licensee acknowledges and agrees that the components, workmanship, fit and durability of Articles and of all related tags, labels, packaging and ancillary materials will at all times be of the highest quality and commensurate with the reputation, image and prestige of the Licensed Mark. Licensor may develop or approve the same so as to ensure that Articles comply with the preceding sentence, but the obligations of compliance with the foregoing sentence remains with Licensee. Licensee agrees that all Articles to be sold hereunder shall be at least equal to the Approved Prototypes approved by
Licensor, and will meet the quality standards referenced in the first sentence hereof, and Licensee further agrees that it will maintain production and other quality control procedures so as to ensure the same. All Articles will be manufactured, sold, labeled, packaged, distributed and advertised in accordance with all applicable laws and regulations including, without limitation, workplace, child and

                                       10

                                                          CONFIDENTIAL TREATMENT

other labor laws, and regulations, customs requirements and country of origin regulations, and health and safety and environmental laws and regulations and
Corporate Standards of Licensor's parent as advised or made available by
Licensor or its parent.

         4.2 Licensee will deliver to Licensor for its approval, before selling, distributing or promoting any Article, free of charge, initial production samples of each such style of Article in the approved fabrications, together with prototype tags, labels and packaging to be used in connection therewith.
Upon Licensor's request, Licensee will deliver to Licensor, free of charge, then current production samples of Articles produced hereunder together with the tags, labels and packaging being used in connection therewith so that Licensor may assure itself of the maintenance of the quality standards set forth herein.
In the event Licensor determines that any then current production sample of any
Article so submitted fails to meet the quality standards set forth herein,
Licensee will promptly make any corrections determined by Licensor to be necessary to meet such quality standards. Licensor's duly authorized representatives will have the right, upon reasonable advance notice and during normal business hours, to examine Articles in the process of being manufactured, and in the process of sale, and to inspect all facilities utilized and controlled by Licensee or its Affiliates (including those of all its contractors, distributors and agents) in connection with the manufacture, distribution and sale of Articles.

         4.3 The Licensed Mark will be removed from all Articles to be sold by
Licensee as other than first-quality merchandise ("irregulars") unless such removal would not be commercially feasible, in which case Licensee will mark all such irregular Articles, or labels or hang tags affixed thereto, in a manner that clearly indicates that they are "irregular," in a form approved by
Licensor. Licensee need not mark Articles sold at least one month after the normal shipping season, at discounts of more than *** off regular wholesale prices (all of which Articles are "Close-Out Articles"). All such irregular and
Close-Out Articles will be sold, including to the ultimate consumer, only if there is no advertising or promotion of the Licensed Mark. Each distribution channel for the sale of "irregular" and/or Close-Out Articles, will be subject to the prior approval of Licensor. A list of the currently approved seconds and close-out accounts is set forth at Exhibit E. Licensor may purchase at
Licensee's expense (and Licensee will promptly reimburse Licensor therefore within five (5) days following delivery of invoice or billing) any Articles found in the marketplace which, in Licensor's good faith judgement, are inconsistent with the quality standards set forth herein.

         4.4 Any and all proposed advertising, promotional, business or publicity material (including issuing press releases, interviews or other public relations media) and any other printed matter or other communications media to be used in connection with the promotion, sale or distribution of Articles must be approved (as to content, form and use) by Licensor prior to use by Licensee.

         4.5 If Licensor should disapprove any sample Article, tag, label, package or the like, or any advertising, promotional, merchandising or publicity material or the proposed placement thereof or any other printed matter, Licensee will not use or permit the use of the same in any manner, whether or not in connection with Articles or the Licensed Mark.

         4.6 In order to maintain the reputation, image and prestige of the
Licensed Mark, Licensee's distribution patterns must consist solely of retail outlets (only for resale directly to consumers) whose location, merchandising and overall operations are consistent with the high quality of Articles and the reputation, image and prestige of the Licensed Mark. All such retail outlets as may be originally approved by Licensor are set forth on Exhibit C (by jurisdiction). Any additional proposed outlet must be

                                       11

                                                          CONFIDENTIAL TREATMENT

submitted with specific data (including photos and commensurate product information) to Licensor for its approval. All such retail outlets are subject to Licensor's approval on an ongoing basis based upon passage of time and changes in circumstances. ***

5. Operations of Licensee
   ----------------------

         5.1 During the term of this Agreement, Licensee will form a separate division of Licensee, to be named "CALVIN KLEIN" Women's Swimwear the business and operations of which will be exclusively limited to the performance of the obligations and responsibilities of Licensee hereunder. Licensee will comply with all legal requirements applicable to the establishment and maintenance of the same, including filing a fictitious name certificate in the form to be approved by Licensor. In connection with the operation of such "CALVIN KLEIN"
Women's Swimwear division, Licensee will:

         (a) employ (i) on an exclusive basis a "Head Merchandiser" and an
"Executive Selling Director," which Head Merchandiser and Executive Selling
Director will be subject to Licensor's approval on an ongoing basis, and (ii)
such other personnel (including sales, merchandising, production and quality control personnel) as Licensor deems necessary, to enable Licensee, to exploit the license herein granted and to maintain the quality standards required hereunder, in each case whose time shall be substantially devoted to the operations of Licensee hereunder to the extent reasonably required by Licensor;

         (b) maintain throughout the term of this Agreement, a separate showroom in New York, New York located at 501 Seventh Avenue, or at a location approved by Licensor, and as to Europe and other applicable regions, if any, where so reasonably requested by Licensor, a showroom or showroom area (either permanent or for market presentations) for the sole purpose of displaying, promoting and selling Articles, with specific areas set apart for each of the lines of
Articles, (the general location (and relocation) and general decor and general set-up of such showroom(s) will be at Licensor's option, designed by Licensor's designated third party independent consultant at Licensee's expense and subject to the approval of Licensor both at the time such showroom is established and thereafter throughout the term of this Agreement;

         (c) establish, and thereafter maintain throughout the Term of this
Agreement, production and other facilities (whether by ownership or by contractual arrangement) to exploit the license herein granted and maintain the quality standards required hereunder and the PVH Standards as provided in
ss.3.8.1;

         (d) at all times maintain an adequate operating performance and financial position, and adequately finance all of the above and all other operations of such division as specified in this Agreement, which will include maintaining at all times throughout the term of this Agreement a tangible consolidated Net Worth (meaning, at any time, the consolidated stockholders'
equity) of *** and its subsidiaries of at least ***, all determined in accordance with generally accepted accounting principals, as of such date.

         5.2 Licensee will deliver:

               (a) within 30 days after the close of the regular shipping season of each Collection, its sales results (reflecting goods actually shipped), by style, on a unit basis, of Articles shown and sold for such Collection if readily available; and within 90 days following the close of the regular

                                       12

                                                          CONFIDENTIAL TREATMENT

shipping season a report setting forth the sell-through by Licensee's customers of Articles shipped to them;

               (b) within 60 days following the close of the each Annual Period, a detailed analysis of Licensee's operations under this Agreement, including sales results by Article and by distribution outlet;

               (c) within 120 days after the close of each fiscal year ending during any Annual Period, copies of its and its Parent's audited annual financial reports prepared in accordance with, or supplemented to ensure compliance with, U.S. generally accepted accounting principles, consistently applied ("US GAAP"), reported on by an internationally recognized accounting firm (or a recognized Affiliate thereof) (10-K's), together with a certificate executed by Licensee's chief financial officer certifying Licensee's compliance with the financial covenants referred to in ss.5.1(d) and setting forth computations necessary to demonstrate such compliance, as well as setting forth appropriate evidence that Licensee's internal and committed external sources of liquidity are sufficient to fund operations during the next Annual Period;

               (d) within 45 days after the close of each quarterly period, copies of its and its Parent's quarterly financial reports presented on a basis consistent with the annual financial reports (10-Q's), and accompanied by a chief financial officer's certificate, as referred to in ss.5.2(c) above;

               (e) promptly (and in any event within five business days) after discovery thereof, notice of any failure to comply with any of the financial covenants contained in ss.5.1(d);

               (f) (A) Net Sales estimates (similar to those initially provided as per Exhibit S attached) separately for each of the lines (prospectively for three calendar years) by 31 July (confirmed/updated by 15 September) of the prior calendar year, (B) total aggregate advertising and promotional expenses
(including all cooperative and trade advertising, and all promotional expenses)
each calendar year, by 30 January of the following calendar year, and (C)
quarterly status reports, showing sales for top 50 accounts (by Region); and

               (g) such additional information as Licensor may from time to time reasonably request.

         5.3 Annually, as soon as practicable following receipt of the reports referred to in ss.5.2(b) and (c), the parties will review and discuss the same and any other relevant aspects of Licensee's operations. Licensor may recommend changes in operations as it reasonably deems necessary or desirable to exploit the license granted hereunder or to ensure the cohesive development, presentation, sale, merchandising, distribution, advertising and promotion of
Articles and the Licensed Mark. Licensee will use its commercially reasonable efforts to implement such changes as promptly as practicable.

6. Advertising/Promotion
   ---------------------

         6.1 Licensee will spend for Co-operative Advertising, during each
Annual Period, such amounts which will be adequate to enable Licensee to exploit the license herein granted, and which will be within the general range of expenditures of Licensor's competitors (fashion designers) in this product category, generally about *** of Net Sales (excluding one-time extraordinary expenses). Such Co-operative Advertising will be (i) in accordance with the parameters of Licensor as reasonably promulgated (including creative, models and photographers as approved by Licensor, as well as the Articles presented in such
Cooperative Advertising, and timing and applicable placement (the publication

                                       13

                                                          CONFIDENTIAL TREATMENT

as well as the particular location within the publication) (sometimes referred to as a "media plan"), and (ii) be subject to Licensor's approval as provided in
ss.4.4. Licensee will notify its accounts of these requirements and use its commercially reasonable good faith efforts to ensure their compliance with such requirements, including obtaining Licensor's approval prior to use. Licensee will provide Licensor with its projected Co-operative Advertising expenditures in advance of each season's Co-operative Advertising program.

         6.2 During each Annual Period, Licensee will remit to Licensor not less than the following amounts (the "Minimum Advertising Expenditure" for Licensor to spend on advertising, promotion and/or marketing efforts of any kind or nature, as determined by Licensor in its sole discretion, in connection with any of Licensor's marks or "brands" or products, so long as such advertisement include Articles (and which may include other merchandise)), in the Annual
Period.

Annual Period             Minimum Advertising Expenditure
-------------             -------------------------------
1st (2004/2005)           ***
2nd (2006)                ***
3rd (2007)                ***
4th (2008)                ***
5th (2009)                ***
(if renewed)
6th (2010)                ***
7th et seq.               ***
(2011 et seq.)

Licensee will remit its good faith estimate, based upon its estimated Net Sales projections, of the Minimum Advertising Expenditure requirement in equal semi-annual installments on the first day of each six month period during each
Annual Period, 1 January and 1 July and upon execution hereof with respect to the first Annual Period; and any balance due in respect of any such six (6)
month period, and as to the entire Annual Period as to the first Annual Period, will be accounted for and paid within 30 days after the end of such period.

         6.3. At Licensor's option, for each advertising campaign: (a) Licensee will provide appropriate and timely market information; (b) Licensor will develop themes and creative concepts; and (c) Licensor will make all necessary decisions regarding creative, production, placement and execution. As the advertising agency heretofore responsible for advertising campaigns relating to
"CALVIN KLEIN" and Licensed Mark" activities, CRK Advertising, a division of
Licensor, has developed certain expertise regarding the image of the Licensed
Mark. Licensor may utilize CRK Advertising for the promotion of, and to develop and place advertising for, the Articles. Licensor will have the right to develop, approve and determine placement and otherwise have complete control over all aspects of such promotion and advertising.

                                       14

                                                          CONFIDENTIAL TREATMENT

         6.4 Any expenditures in excess of the Minimum Advertising Expenditure by Licensee during any Annual Period will not be credited against the Minimum
Advertising Expenditure for any other Annual Period.

         6.5 The use and release of any and all promotional material (printed or otherwise) relating to the Articles or Licensee's activities pursuant to this
Agreement in the nature of press releases, interviews or other similar public relations events, and any other corporate release, data or information which will or is likely to become public and, if so, could affect such image, will be prepared or conducted in consultation with, and subject to the prior approval of, Licensor's Public Relations Department. After any such approval, Licensee will not modify the approved material or activity in any material respect unless such modification is specifically approved by Licensor's Public Relations
Department.

         6.6 All public relations events and activities shall be only as approved by Licensor and conducted through and at Licensor's discretion, overseen by Licensor's advertising division, and at fees thereby charged for services commensurate with those being charged by such division to Licensor's other licensees for the same or similar services. Such amounts are separate from and not includible as co-operative advertising or credited towards the Minimum
Advertising Expenditure Requirement.

7. Approval Standard
   -----------------

         7.1      ***

8. Minimum Guaranteed Fees
   -----------------------

         8.1 In consideration of the license granted and the services, including review and approval, provided by Licensor hereunder, Licensee will pay to
Licensor a "Minimum Guaranteed Fee" for each Region for each Annual Period as follows and as incorporated herein by amendment in writing for each "Region" and for each Licensed Mark as required under ss.2.3.

                                 Annual           Women's
Region              Year         Period           Articles
------              ----         ------           --------
N. America and      2004/05        1                ***1
the Caribbean       2006           2                ***1
                    2007           3                ***2
                    2008           4                ***
                    2009           5                ***
                    (if
                    renewed)
                    2010           6                ***

                    2011           7 and each       ***
                    et seq.        subsequent
                                   Annual Period

----------
1 ***
2 ***
                                       15

                                                          CONFIDENTIAL TREATMENT

                                 Annual           Women's
Region              Year         Period           Articles
------              ----         ------           --------
Rest of the World   2004/05        1                ***
                    2006           2                ***
                    2007           3                ***
                    2008           4                ***
                    2009           5                ***
                    (if
                    renewed)
                    2010           6                ***
                    2011           7 and each       ***
                    et seq.        subsequent
                                   Annual Period

The "COLA" as referenced above shall mean the increase on 1 January of each
Annual Period in the proportion that the Consumer Price Index published by the
Bureau of Labor Statistics of the Department of Labor of the United States, for
All Urban Consumers, All Cities, Apparel Commodities (including footwear) (1982
- `84 updated version equaling 1) or its successor thereto in the event such index is discontinued, for November (in December) of the immediately preceding
Annual Period, over that for November (in December) during the prior Annual
Period.

The Minimum Guaranteed Fee for the first Annual Period will be paid in equal quarterly installments simultaneously with the signing of this Agreement, on 1
October 2004, 1 July 2005, and 1 October 2005. The Minimum Guaranteed Fee for
each subsequent Annual Period will be paid in advance in equal quarterly installments on the first day of each quarterly period during each Annual
Period.

         8.2 *** of the Minimum Guaranteed Fee may be allocated by Licensor as a royalty for the use of the Licensed Mark and the remaining *** may be allocated by Licensor as a fee for the services, including review and approval procedures, as may be provided.

9. Percentage Fees
   ---------------

         9.1 In consideration of the license granted and the services performed by Licensor hereunder, including review and approval procedures, Licensee will pay to Licensor a fee (in each case, a "Percentage Fee") computed at the rate of
*** of Net Sales for each Annual Period. Percentage Fee payments will be accounted for and paid, separately determined for each Licensed Mark *** and within each Region, within 30 days following the end of each quarterly period during each Annual Period. The Percentage Fee payable for each calendar quarter during each Annual Period will be computed on the basis of Net Sales from the beginning of each Annual Period through the last day of such calendar quarter with a credit for the Minimum Guaranteed Fees and Percentage Fees, if any,
theretofore paid in respect of such Annual Period, separately determined for each Licensed Mark and each Region. In no event will Percentage Fee payments in respect of any Annual Period be credited against the Minimum Guaranteed Fee due to Licensor for any subsequent Annual Period, or those for any Region be applicable to another

                                       16

                                                          CONFIDENTIAL TREATMENT

Region, or, commencing with the 5th Annual Period (2009), those under one
Licensed Mark be applicable to those under another Licensed Mark.

         9.2 *** of the Percentage Fee may be allocated by Licensor as a royalty for the use of the Licensed Mark and the remaining *** may be allocated by
Licensor as a fee for the services, including review and approval procedures, provided by Licensor.

         9.3 Within 30 days after the end of each quarter, Licensee will deliver a statement setting forth the monthly amount of Net Sales for such quarter and a computation of the amount of Percentage Fee for such quarter, separately determined for each Region and for each Licensed Mark (in the form of Exhibit G or as otherwise required by Licensor). Such statement will also set forth in detail and separately for each country and each category of Articles and for each account of Licensee: the style number and season, description, number of units, unit price and the total amount of gross sales of Articles shipped during such quarter, the type and amount of discounts and credits from gross sales deducted therefrom (separately as to each type of discount or credit) and the amounts and details of all advertising and promotion expenditures (including remittances to Licensor), as well as those constituting cooperative advertising and as public relations events and activities. Each such statement will be signed by Licensee's chief financial officer and certified by him/her as complete and accurate.

         9.4 For purposes of ss.8 and ss.9, the effective date of any termination of this Agreement will be deemed to be the close of an Annual Period and the close of a calendar quarter, and the period between the last day of the preceding Annual Period and such effective date will be deemed to be an Annual
Period.

10. Currency/Audit
    --------------

         10.1 All payments required of Licensee hereunder shall be made to
Licensor in New York, New York in United States dollars via wire transfers specifying federal funds (to PNC Bank (Pa.); aba #043-00096; account name:
Phillips-Van Heusen Corporation - Calvin Klein, Inc. - Licensing A/C #
101-1570855), or in such other manner as Licensor designates, in writing, with simultaneous fax notification and telephone confirmation to Licensor to the attention of Finance/Licensing. The Percentage Fee based upon Net Sales made in a currency other than US $ dollars (and certain other amounts provided for or contemplated under this Agreement) shall be computed on the basis of the conversion rate of the currency in which the sale or other transaction occurred into United States dollars in effect, as published in the Wall Street Journal, as of the close of business (i) on the last day of the applicable accounting period with respect to sales, and (ii) on the date prior to the due date for payment of other amounts.

         10.2 If, and to the extent it may become applicable, and subject to
Licensor's prior written approval in each instance, payments of Minimum
Guaranteed Fees and/or Percentage Fees are made directly to Licensor from any jurisdiction outside the United States, Licensee shall compute and pay on behalf of Licensor all withholding taxes which any governmental authority in the
Territory may impose on Licensor with respect to the Fees paid by Licensee to
Licensor. The amount of such taxes shall be appropriately deducted from payments of Fees. Licensee shall furnish Licensor with an official receipt (together with a translation thereof if not in English) promptly after each such payment of taxes. In the event such taxes are not paid when due, all resulting penalties and interest shall be borne by Licensee.

                                       17

                                                          CONFIDENTIAL TREATMENT

         10.3 Licensee will prepare and maintain, in accordance with US GAAP, complete and accurate books of account and records covering all of its operations. While this Agreement remains in effect and for three years thereafter, during regular business hours and upon reasonable notice but not more than twice in any Annual Period, Licensor and/or its representatives may from time to time examine said books of account and records and all other documents and material in the possession or under the control of Licensee or its
Affiliates relating to or otherwise bearing upon the subject matter of this
Agreement, including the work papers of Licensee's auditors. All such books of account, records and documents will be kept available by Licensee for at least three years after the close of the Annual Period to which they relate.

         10.4 If any such examination indicates that the amount of Percentage
Fee for any Annual Period should have been higher than the Percentage Fee as previously computed and reported by Licensee, Licensee will immediately remit the shortfall to Licensor, together with interest thereon computed in accordance with ss.17.1.1(a), unless any such amount is subject to a bona fide dispute, in which case all amounts other than those specifically subject to such bona fide dispute shall be immediately remitted, and remaining amounts (as applicable)
upon resolution of such bona fide dispute. If the shortfall is 3% or more of the
Percentage Fee as previously computed and reported by Licensee, Licensee will promptly (within five days) reimburse Licensor for all of Licensor's documented costs of such examination.

11. Trademark
    ---------

         11.1 Licensee will not (a) co-join any name or names with the Licensed
Mark, (b) use the name *** or any portion or derivative thereof in its corporate name, or (c) use any other name, or names in connection with the Licensed Mark, in any advertising, promotion, publicity, labeling, packaging or other printed matter of any kind in connection with the distribution or sale of Articles except as may be approved in writing by Licensor. Any use of Licensee's corporate name or that of its Affiliates in connection with the Licensed Mark will be subject to the approval of Licensor. Licensee will not use the name of the division as may be approved by Licensor hereunder, jointly with the name of any other division or operation of Licensee, *** or any Affiliate thereof, except as and in the form approved by Licensor. If Licensor approves any use of the Licensed Mark in connection with Licensee's corporate name, Licensee will clearly indicate that the Licensee is using the Licensed Mark pursuant to a license from Licensor as may be required by Licensor.

         11.2 Licensee acknowledges that Calvin Klein Trademark Trust ("CKTT")
is the owner, and Licensor is the beneficial owner, of the Licensed Mark for
Products in the Territory. Licensee will not at any time directly or indirectly do or suffer to be done any act or thing that might in any way adversely affect any rights of CKTT or Licensor in and to any of such marks, any registrations thereof or any applications for registration thereof, or which might reduce the value thereof or detract from their reputation, image or prestige of that of
CKTT, Licensor or Mr. Calvin Klein. Sales by Licensee and its Affiliates (and if
applicable, any distributors) will be deemed to have been made by CKTT for purposes of trademark registration and all uses of the Licensed Mark by Licensee and its Affiliates (and if applicable, any distributors) and any and all goodwill generated by use of the Licensed Mark will inure to the benefit of
CKTT. Notwithstanding anything herein to the contrary, the Licensee acknowledges that CKTT may not have, and Licensor does not represent that CKTT has, active registrations of the Licensed Mark in every country in the Territory for all of the Products. The Licensee may request (but not require) that Licensor file applications on behalf of CKTT to register the Licensed Mark, in the form existing on 1

                                       18

                                                          CONFIDENTIAL TREATMENT

January 2004 for Products in additional jurisdictions in the Territory or extend existing registrations. Except as otherwise provided in ss.11.6, all costs and fees (including attorneys' fees) incurred in connection with any such registration or extension in the U.S., Canada, Mexico, CTM (European Union at 1
January 2002) and Japan shall be paid by Licensor. If the Licensee requests that an application or extension be filed in other jurisdictions, the Licensee shall pay all such costs and fees. Licensee shall also pay for any filings for applications or extensions in other jurisdictions, as it may request.

         11.3 At Licensor's request, Licensee will execute any and all documents
(including registered user agreements) and take any actions required by Licensor to confirm CKTT's ownership or Licensor's beneficial ownership of the marks referred to in ss.11.2 and the respective rights of CKTT, Licensor and Licensee pursuant to this Agreement.

         11.4 Licensee will use the Licensed Mark in the Territory strictly in compliance with the legal requirements obtaining therein and will use such markings in connection therewith as may be required by applicable legal provisions or to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto or as requested by Licensor.

         11.5 Whether during the Term of this Agreement or subsequent to its termination, Licensee will never (a) challenge CKTT's ownership or Licensor's beneficial ownership of or the validity of the Licensed Mark or any application for registration thereof, or any trademark registration thereof, or any rights of CKTT or Licensor therein, or (b) challenge the fact that Licensee's rights pursuant to this Agreement are solely those of a licensee.

         [11.6    ***]

         11.7 The Licensee shall use all commercially reasonable efforts to prevent counterfeiting of the Articles. The Licensee shall prepare and implement a trademark security plan (a "Trademark Security Plan") if reasonably requested by Licensor at any time during the License Period. The implementation of any such plan shall be subject to the prior written approval thereof by Licensor.
Not later than 90 days after Licensor makes such request, the Licensee shall submit a Trademark Security Plan to Licensor. Each Trademark Security Plan (if
any) shall describe the methods of controlling the purchase, storage, requisition from storage, use and shipment of labels to safeguard against the escape or unauthorized use of the Licensed Mark or Articles. Each Trademark
Security Plan (if any) shall include, but not be limited to, (i) maintaining necessary records to account for and reconcile all flows of labels and (ii)
providing for an annual audit by the Licensee of such flows and use, for each manufacturing facility in which labels are affixed to Articles. Within 30 days after completion of such audit, the Licensee shall provide Licensor with a detailed copy of the audit report. In the event that a manufacturing facility cannot regularly account for and reconcile substantially all of the labels or
Articles, the Licensee shall discontinue placing orders with such facility. The
Licensee shall use reasonable efforts to monitor the use of the Licensed Mark by the Licensee's customers and to require its customers to advertise, display and promote the Licensed Mark in a manner consistent with the terms and conditions of this Agreement.

                                       19

12. Infringement
    ------------

         12.1 In the event that Licensee learns of any infringement or imitation of the Licensed Mark or of any use by any person of a trademark similar to the
Licensed Mark or of any acts of unfair competition involving the Licensed Mark as they relate to Products, it will promptly notify Licensor thereof. Licensor will thereupon take such action as it deems advisable for the protection of
CKTT's and/or Licensor's rights in and to the Licensed Mark, including, without limitation, requiring Licensee to take action in Licensor's (or CKTT's) name and on Licensor's (and CKTT's) behalf with respect to an infringement constituting a counterfeit or possible counterfeit of Articles, and Licensee will cooperate with Licensor in all respects including, without limitation, by being a plaintiff or co-plaintiff and by causing its officers to execute pleadings and other necessary documents. With respect to possible infringement by a third party of Licensor's Licensed Mark relating to a confusingly similar third-party's mark, Licensor will determine what action if any to be taken (such as to filing oppositions to applications for such third-party mark, and paying for the same). In no event, however, will Licensor be required to take any action if it deems it inadvisable to do so and Licensee will have no right to take any action with respect to the Licensed Mark without Licensor's prior written approval. In the event Licensor requires Licensee to take action on
Licensor's (and CKTT's) behalf, Licensee will undertake to do so, strictly in accordance with Licensor's directions and will keep Licensor advised of all developments as they occur. Licensee will take no action, including, without limitation, settling any action, appealing any adverse decision or discontinuing any action taken by it, except to the extent the same is approved in advance by
Licensor. Licensee will bear all expenses (including investigatory expenses and legal expenses such as attorneys' fees, court costs and filing fees) incurred with respect to any actions taken pursuant to the provisions of this section.
Any damages recovered or sums obtained in settlement in or with respect to any such action will first be applied to reimburse Licensee (and/or Licensor, if applicable, pro rata) for the legal expenses incurred and actually paid by it;
the balance, if any, will be allocated 50% to each of the parties.

13. Copyright
    ---------

         13.1 While recognizing that Licensee is engaged in other swimwear businesses as noted in ss.3.14, Licensee acknowledges that all rights (including copyright and design patent rights (if any)) in any works or contributions to works including, without limitation, sketches, designs, product configuration, packaging, labels, tags, advertisements, promotional material or the like used in connection with the Licensed Mark ("Works") which are created by Licensor will be owned by Licensor. In addition, Licensee hereby assigns to Licensor all right, title and interest (including copyright and design patent rights, if any)
in any Works or contributions to Works which are created by Licensee (except
"Generic Materials" as referenced in ss.18.2). Nothing herein shall prevent
Licensee from using such Generic Materials and other such materials and styles used by Licensee for and in connection with other product lines at any time for any purpose and under any mark. Licensee will execute and deliver to Licensor such further instruments of ownership and transfer in respect thereto as
Licensor may request and, if Licensee fails to do so, Licensor may execute such instruments on behalf of Licensee and make appropriate dispositions thereof.
Works and contributions to Works may be prepared by Licensee only through
Licensee's employees whose contribution is to be considered a "work made for hire" and by others who have executed a written assignment in favor of Licensee.
Licensee will not, at any time, do or suffer to be done any act or thing which may adversely affect any rights of Licensor in any Works. Licensee will do any and all things required by Licensor to preserve and protect said rights, including, but not by way of

                                       20

limitation, placing the copyright notice specified by the Universal Copyright
Convention on all such copyrightable material.

14. Confidentiality
    ---------------

         14.1 All information relating to this Agreement and operations thereunder, all design concepts which Licensor or its Affiliates or designees provide to Licensee hereunder and all sketches and designs received by Licensee from Licensor or its Affiliates or designees or are approved for use in connection with the Articles and all Works (collectively, "Licensor's Data") are valuable property of Licensor and such Affiliates or designees. Licensee acknowledges the need to preserve the confidentiality and secrecy of Licensor's
Data. During and after the term of this Agreement, while recognizing that
Licensee is engaged in other swimwear businesses as noted in ss.3.14, Licensee will not use or disclose same (except for use required to fulfill the provisions of this Agreement during the term or any renewal or extension hereof), and will take all necessary steps to ensure that the use of Licensor's Data by Licensee or its Affiliates or designees (which use and designees will be solely as necessary for the manufacture, distribution, sale, advertising or promotion of
Articles hereunder) will preserve such confidentiality and secrecy in all reasonable respects. Notwithstanding the foregoing, Licensee's obligations to keep Licensor's Data confidential will terminate at such time and solely to the extent that any such Licensor's Data will become generally known to the public and in the public domain, through no fault of Licensee or any of its Affiliates or designees.

         14.2 All information relating to Licensee and its Affiliates and/or designees which Licensor learns or has learned since the commencement of negotiation of this Agreement other than Licensor's Data (collectively
"Licensee's Data") is valuable property of Licensee and such Affiliates or designees. Licensor acknowledges the need to preserve the confidentiality and secrecy of Licensee's Data. During and after the term of this Agreement,
Licensor will not use or disclose same (except for use required to fulfill the provisions of this Agreement during the term of any renewal or extension hereof and use deemed necessary by Licensor in connection with its business), and will take all necessary steps to ensure that the use of Licensee's Data by Licensor or its Affiliates or designees (which use by such designees will be solely as necessary for the manufacture, distribution, sale, advertising or promotion of
Articles hereunder) will preserve such confidentiality and secrecy in all respects. Notwithstanding the foregoing, Licensor's obligations to keep
Licensee's Data confidential will terminate at such time and solely to the extent that any such Licensee's Data will become generally known to the public and in the public domain, through no fault of Licensor or any of its Affiliates or designees.

         14.3 Licensee agrees that it shall neither file this Agreement as an exhibit nor file or disclose the contents of this Agreement in any registration statement, proxy statement of other filing with the Securities and Exchange
Commission, any other governmental agency of any self-regulatory organization where the Licensee or any of its affiliates' securities are listed without
Licensor's prior written consent, (which shall not be unreasonably withheld), except to the extent Licensee reasonably determines that such filing or description in any such filing is required in order to comply with the federal securities laws or with the rules and regulations of any such regulatory organization; provided that the Licensee shall make application under rules and regulations promulgated under the Securities Act of 1933, as amended, and will consult with Licensor in connection with any such application, for confidential treatment of those portions of this Agreement which Licensor determines should be kept confidential as well as other portions which Licensee reasonably determines should be kept confidential. Notwithstanding the foregoing,
Licensee's obligations to keep Licensor's Data confidential will terminate

                                       21

(except for designs and design concepts and materials) at such time and solely to the extent that any such Licensor's Data will become generally known to the public and in the public domain, through no fault of Licensee or any or its
Affiliates or designees.

15. Other Designers
    ---------------

         15.1 During the term of this Agreement and any extension or renewal thereof, Licensee agrees that Licensee will not advertise or otherwise use the
Licensed Mark with any trademark or name, or any other identification, of any other fashion designer (or fashion trademark) or any other fashion designer's merchandise, and Licensee will use commercially reasonable efforts to cause its customers to comply with this restriction. However, Licensee may, in the ordinary course of business and without reference to the Articles, produce basic swimwear merchandise similar to the Products and Articles under its own labels or those of others.

                                       22

                                                          CONFIDENTIAL TREATMENT

16. Indemnification/Insurance
    -------------------------

         16.1 Licensee hereby indemnifies and holds harmless Licensor, CKTT and
Calvin Klein, individually, and their respective Affiliates, directors, shareholders, officers, employees and agents from and against any and all losses, liability, damages and expenses (including reasonable attorneys' fees and expenses) which any of them incur or for which any of them may become liable or be compelled to pay in any action or claim for or by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or its Affiliates or any of their respective directors, shareholders, employees or agents in connection with Licensee's (i) breach or default of any representation, warranty, covenant or agreement of Licensee under this Agreement or its performance of its obligations under or otherwise related to this
Agreement, or (ii) activities in connection with this agreement and transactions arising therefrom. The provisions of this section will survive expiration or other termination of this Agreement.

         16.2 Licensee will procure and maintain at its own expense in full force and effect at all times during which Articles are being sold with a responsible insurance carrier licensed to do business in the State of New York and acceptable to Licensor, a public liability insurance policy, including products liability coverage as well as contractual liability with respect to this Agreement, with a limit of liability of not less than ***. Such insurance policy will insure against occurrences happening at any time during which
Articles are being sold or used regardless of when claims may be made. Such insurance policy will be written for the benefit of CKTT, Licensor, Licensee and
Calvin Klein, individually, and will provide for at least ten days prior written notice to Licensor and Licensee of the cancellation or substantial modification thereof. Such insurance may be obtained by Licensee in conjunction with a policy of products liability insurance which covers products other than Articles.
Licensee will deliver a certificate of such insurance to Licensor promptly upon issuance of said insurance policy and will, annually and otherwise from time to time, upon reasonable request by Licensor, promptly furnish to Licensor evidence of the maintenance of said insurance policy. Nothing contained in this ss.16.2 will be deemed to limit, in any way, the indemnification provisions of ss.16.1 above. Each of CKTT and Calvin Klein are express third-party beneficiaries of the provision of this section and other applicable sections of this Agreement.

17. Breach/Default
    --------------

         17.1.1 If any of the following breaches or defaults occur, then
Licensor may by written notice to Licensee terminate this Agreement as provided below:

         (a) If Licensee fails to make any payment hereunder on the date such payment is due (i) Licensee will pay interest on the unpaid balance of the amount due at a rate equal to three percentage points above the prime rate per annum being charged by JPMorgan Chase Bank in New York, New York as of the close of business on the date such payment initially became due until the date such amount is paid in full; and (ii) if such failure to pay continues uncured for ten days or more, Licensor may terminate this Agreement forthwith by written notice, effective seven (7) days thereafter.

         (b) If Licensee fails to comply with the provisions of ss.20.3,
Licensor may terminate this Agreement forthwith.

         (c) If Licensee discontinues its business operations for 45 days or more, or discontinues commercial exploitation of the Articles for 45 days or more, Licensor may terminate this Agreement forthwith.

                                       23

                                                          CONFIDENTIAL TREATMENT

         (d) If Licensee fails to perform any of its obligations hereunder, which failure may adversely affect the Licensed Mark, Licensor may terminate this Agreement forthwith: (i) if such failure is incurable; or (ii) if such failure is curable but continues uncured for a period of 15 days or more after written notice thereof has been given to Licensee.

         (e) ***

         (f) If any indebtedness of the Licensee *** in excess of $5 million is accelerated or otherwise comes due and payable before its stated maturity,
Licensor may terminate this Agreement forthwith.

         17.1.2 If either party fails to perform any other obligation hereunder, the other party may terminate this Agreement forthwith: (i) if such failure is incurable; or (ii) if such failure is curable but continues uncured for a period of 30 days or more after written notice thereof has been given to the defaulting party.

         17.2 If Licensee files a petition in bankruptcy, is adjudicated a bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets for any reason, or if it defaults on any obligation that is secured by a security interest in any Articles, this Agreement will forthwith automatically terminate, in which case no assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee's assets or business will have the right to continue this Agreement or to exploit or in any way use the
Licensed Mark.

         17.2.2 No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee's assets or business will have the right to continue this Agreement or to exploit or in any way use the Licensed
Mark if this Agreement terminates pursuant to ss.17.2.1 above.

                                       24

                                                          CONFIDENTIAL TREATMENT

         17.2.3 Notwithstanding the provisions of ss.17.2.1 above, in the event that, pursuant to the Bankruptcy Code or any amendment or successor thereto
(hereinafter referred to as the "Bankruptcy Code"), a trustee in bankruptcy of
Licensee (hereinafter referred to as the "Trustee") or Licensee, as debtor
(hereinafter referred to as the "Debtor"), is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of the Bankruptcy Code, the Trustee or the Debtor, as the case may be, will notify Licensor of same in writing
(hereinafter referred to as the "Notice"). The giving of the Notice will be deemed to constitute the grant of an option to Licensor to have this Agreement assigned to it or to its designee for such consideration, or its equivalent in money, and upon such terms, as are specified in the Notice. The aforesaid option may be exercised only by written notice given by Licensor to the Trustee or the
Debtor, as the case may be, within 15 days after Licensor's receipt of the
Notice from such party or such shorter period of time as may be deemed appropriate by the court in the bankruptcy proceeding. If Licensor fails to give its notice to such party within the exercise period, such party may complete the assignment referred to in its notice but only to the entity named in the Notice and upon the terms specified therein. Nothing contained herein will be deemed to preclude or impair any rights which Licensor may have as a creditor in any bankruptcy proceeding.

         17.3 Notwithstanding any termination in accordance with the foregoing,
Licensor will have and hereby reserves, all such and other rights and remedies which it has or which are granted to it by operation of law or equity, to collect fees due, earned or payable by Licensee pursuant to this Agreement, to be compensated for damages for breach of this Agreement and to enjoin the unlawful or unauthorized use of the Licensed Mark (which injunctive relief may also be sought prior to or in lieu of termination). In the event of termination of this Agreement by Licensor pursuant to a default in payment by Licensee as set forth in ss.17.1 (a) or ss.17.2 above, the entire unpaid balance of the
Minimum Guaranteed Fees for the remaining then current Annual Period and the next Annual Period or portion thereof, for up to an aggregate of 12 months, shall immediately become due and payable by Licensee to Licensor and Licensee agrees to make such payments which amounts shall be on the dates they would otherwise be due (unless accelerated due to late payments more than 10 days after notice or default, in which case the balance shall become immediately due and payable in addition to any other amounts due Licensor except and other than any duplicate claim for fees due (or which would be due had the Agreement not terminated) or claim for damages constituting lost income, under the preceding sentence.)

         17.4 Licensor may, in its sole discretion, at any time, enter into such arrangements as it desires pursuant to which Products bearing the Licensed Mark may be shown, advertised, distributed or sold in the Territory by it or by any duly authorized third party other than Licensee provided only that no shipment of such Products will be permitted prior to the date of termination of this
Agreement.

18. Effects of Termination
    ----------------------

         18.1 On the expiration or earlier termination of this Agreement pursuant to ss.17 or otherwise, all the rights of Licensee hereunder will forthwith terminate and automatically revert to Licensor; provided, that except in the case of a termination (i) by Licensor pursuant to ss.17.1, or (ii)
pursuant to ss.17.2, for an additional period of 180 days only on a non-exclusive basis, Licensee may continue to sell its inventory of finished
Articles on hand at the date of termination and work-in-process (to be completed inventory within 120 days) ("Inventory"), but only to the extent the existence and amount of such Inventory as of the date of termination is disclosed in a statement certified by Licensee's

                                       25

                                                          CONFIDENTIAL TREATMENT

independent public accountants and delivered to Licensor within 15 days following termination, specifying quantity, design and styles, and setting forth
Licensee's cost without mark-up (as indicated in the books and records of
Licensee) of such Articles. Such Inventory and statement will be subject to verification by Licensor. Sales by Licensee of such Inventory will be made under the Licensed Mark and in accordance with all of the terms and provisions of this
Agreement, only to Licensee's regular accounts in the ordinary course of business, in accordance with sales policies in effect prior to termination, or otherwise only as may be approved by Licensor, including the payment of the
Percentage Fee in connection therewith (without credit for any Minimum
Guaranteed Fee previously paid by Licensee).

         18.2 Except as provided in ss.18.1, on the expiration or earlier termination of this Agreement, Licensee will forthwith discontinue all use of the Licensed Mark, and will no longer have the right to use the Licensed Mark or any variation or simulation thereof. Licensee will deliver to Licensor free of charge, or at Licensor's option will destroy, all materials utilized in connection with Articles and all labels, tags and other material in its possession with the Licensed Mark thereon, and will use its best efforts to cause materials related to the production of Articles in the possession of third parties to be destroyed or otherwise rendered unusable. ***

19. Representations
    ---------------

         19.1 Licensor represents and warrants that it has full right, power and authority to enter into this Agreement including the right to grant the license to use the Licensed Mark contemplated by this Agreement and as a beneficial owner of, and as the licensee of the owner, CKTT, of the Licensed Mark for
Products. Notwithstanding anything herein contained, Licensor makes no representation or warranty as to any rights in or to the word ***; any use thereof by Licensee is at its own risk.

         19.2 Licensee *** represent and warrant that each has full right, power and authority to enter into this Agreement and to perform all of its respective obligations hereunder ***.

20. Miscellaneous
    -------------

         20.1 Each party hereby indemnifies and holds the other party and its respective employees and Affiliates harmless from and against any and all liabilities (including reasonable attorneys' fees and disbursements paid or incurred in connection with any such liabilities) for any third-party licensees, brokerage commissions or finder's fees due any broker or finder engaged, utilized or contacted by such indemnifying party in connection with this
Agreement or the transactions contemplated hereby.

         20.2 All reports, approvals and notices required or permitted by this
Agreement to be given to any party will be in writing and will be deemed to be duly given: (i) three days following mailing, if mailed (by certified or registered mail, return receipt requested if available) or; (ii) the date of delivery, if sent via internationally recognized overnight courier (e.g. FEDEX,
DHL) or if personally delivered by hand or if sent via facsimile, to the party concerned at its address as set forth above or at such other address as a party may specify by notice to the other. Copies of notices sent to Licensor shall be sent to the attention of the Licensing Department (facsimile -- 212/944-1959), and to attention of Corporate Affairs (facsimile -- 212/768-8930).

         20.3.1 Licensee acknowledges and recognizes that: (a) it has been granted the license herein because of its particular expertise, knowledge, judgment, skill and ability; (b) it has substantial and direct responsibilities to perform this Agreement in accordance with its terms; (c) Licensor is relying on Licensee's unique knowledge, experience and capabilities to perform this
Agreement in specific manner

                                       26

                                                          CONFIDENTIAL TREATMENT

consistent with the high standards of integrity and quality associated with
Licensor and its business; (d) the granting of the license under this Agreement creates a relationship of confidence and trust between Licensee and Licensor;
and (e) this Agreement is one under which applicable law excuses Licensor from accepting performance from, or rendering performance to, a person or entity other than Licensee, within the meaning of ss.365(c) and (e) of the Bankruptcy
Code (title 11, U.S. Code). Licensee may not assign, sublicense or otherwise transfer any of its rights or obligations hereunder (including any attempt by
Licensee to establish a distributorship without the prior consent of Licensor as to such distributor and distributorship agreement). Any such attempted assignment, sublicense or transfer ("Transfer"), whether voluntary or by operation of law, directly or indirectly, will be void and of no force or effect.

         20.3.2 A sale or other transfer of all or substantially all of the assets of Licensee will be deemed a "Transfer" of Licensee's rights and interests under this Agreement to which the terms and conditions of ss.20.3.1 of this Agreement shall apply. Any Transfer by operation of law or otherwise, of
Licensee's interest in this Agreement (in whole or in part) or of a fifty (50%)
percent or greater interest in Licensee or ****, or any Transfer of an interest of more than [15%] (percentage interest or "partial" Transfer) directly or indirectly to a competitor of Licensor (hereinafter "Competitor"), in each case, without Licensor's prior written consent, shall be deemed a Transfer of
Licensee's rights and interest under this Agreement, to which the terms and conditions of ss.20.3.1 of this Agreement shall apply. Licensor shall grant or deny any consent requested pursuant to this ss.20.3.2 based on its good faith judgement (which may be based upon financial, professional experience, quality and other considerations, including whether Licensor believes such Transfer is to a Competitor). *** In the event Licensee proceeds with a Transfer under
ss.20.3.2 without Licensor's consent, notwithstanding anything to the contrary above, then Licensor shall have the right to terminate this Agreement, exercisable within the 12-month period following the Transfer, provided that such termination shall be effective no earlier than 9 months from the date of such written notice of termination. During such 9-month period, such change of ownership or control or Transfer of Licensee shall not, by itself, constitute a violation or breach of this Agreement, so long as the transferee has continued
to abide by the terms and provisions of the Agreement and to exploit the license as provided under ss.1.6, ***.

         20.3.3 Notwithstanding the foregoing Licensee shall have the right to grant a distributorship or distributorships (including a sublicense) to a third party only with respect to the rights licensed to it under this Agreement for distribution outside North America, and as to any sublicense, outside North
America and Europe and the Middle East (only jurisdictions in Central or South
America or Asia, as may be approved by Licensor), but no such distributorship or sublicense shall reduce in any way Licensee's obligations hereunder nor may such distributorship or sublicense be entered into unless the following terms and conditions are first satisfied:

         (i) the term of any sublicense shall be no more than five (5) years or five (5) years plus five (5) years contingent on at least compliance, and certain minimum sales levels (with automatic termination upon termination of this Agreement);

         (ii) Licensor must approve in advance (not to be unreasonably withheld or delayed) any proposed distributor and sublicensee;

                                       27

         (iii) The distributor or sublicensee must agree to comply in its activities as a distributor or sublicensee with all of the provisions of this
Agreement applicable to such distribution or sublicense;

         (iv) The distributor or sublicensee must agree not to assign, transfer, or further grant the distributorship or sublicense agreement itself or any of the rights granted to it thereunder without Licensor's prior written consent;
and

         (v) The distributor or sublicensee must acknowledge that each of
Licensor, CKTT and Mr. Calvin Klein are third-party beneficiaries, must afford
Licensor rights of inspection, approval and termination consistent with its rights pursuant to this Agreement, which it may exercise directly, including rights of termination, and must indemnify Licensor, CKTT and Mr. Calvin Klein from liabilities and claims specifically in accordance with the provisions of
ss.16.1 and ss.16.2 hereof;

         (vi) Licensee must deliver a copy of each proposed distributorship or sublicense, and must subsequently deliver a copy of each amendment thereof, to
Licensor prior to the respective execution thereof for its comments, review and approval, and shall deliver a conformed copy to Licensor promptly after its execution and the execution of each amendment thereto;

         (vii) if Licensee enters into a sublicense agreement and fails to control, pursuant to the terms of the sublicense agreement, the sublicensee thereunder, and as a result of such failure fails to prevent a breach by such sublicensee of any provision of the sublicense agreement relating to the design, development, quality or distribution of Articles or advertising or promotion thereof, in any case, Licensor may, in addition to all of its other rights and remedies under this Agreement, require Licensee to ameliorate the effect of such breach; and

         (viii) the greater of (i) 50% and (ii) the proportionate share based upon the rate of Percentage Fees payable under this Agreement; of the Minimum
Guaranteed Fees and Percentage Fees and any other royalties, fees or other amounts (e.g., consent fee, signing fee, servicing fees) payable under such sublicense agreements shall be payable to Licensor, on the due dates provided therein. No Minimum Guaranteed Fees or portion thereunder shall be credited towards the Minimum Guaranteed Fees payable under this Agreement. The Minimum
Guaranteed Fees, earned Percentage Fees and the Minimum Advertising Expenditure
obligations payable to Licensor hereunder shall be payable separate and apart from those payable under this Agreement.

         20.4 Except as otherwise provided herein, this Agreement will inure to the benefit of and will be binding upon the parties and permitted successors and assigns.

         20.5 This Agreement contains the final, complete and exclusive understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral and written understandings, and may not be modified, nor may any of the provisions hereof be waived, except by a writing executed by the parties.

         20.6 This Agreement will not constitute the parties as partners or as joint venturers, or either as agent of the other, and Licensee will have no power to obligate or bind Licensor in any manner whatsoever. Licensor will have no responsibility for the operation or production of Licensee's manufacturing, distribution or sales facilities or for any decisions that may be made in connection therewith regardless of whether Licensor approves or suggests any of the same.

         20.7 No waiver by either party of any breach hereof or default hereunder will constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance

                                       28

of payment by Licensor will not be deemed a waiver by Licensor of any violation of or default under any of the provisions of this Agreement by Licensee.

         20.8 If any provision or any portion of any provision of this Agreement is held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part will continue in full force and effect.

         20.9 This Agreement will be considered as having been entered into the
State of New York and will be construed and interpreted in accordance with the laws of that state applicable to agreements made and to be performed therein.
However, disputes regarding ownership of the Licensed Mark ("Licensed Mark
Dispute") will be resolved in accordance with the U.S. Federal trademark laws and related laws, statues, rules and regulations of the United States unless there are no U.S. Federal laws, statutes, rules or regulations dispositive of such dispute, in which event such disputes will be resolved in accordance with the previously described laws of the State of New York. The forum for any
Licensed Mark Dispute shall be the Southern District of New York. Except for
Licensed Mark Disputes, all disputes arising under the terms of this Agreement shall be resolved through binding arbitration pursuant to the rules of the
International Chamber of Commerce before a panel of three arbitrators, one of whom shall be appointed by Licensor, one of whom shall be appointed by Licensee and the third of whom shall be appointed by the other two arbitrators in accordance with the following procedures:

The Party who wants to address a claim to arbitration ("Plaintiff") shall send its request for arbitration in writing to the International Chamber of Commerce
- "ICC" (International Court of Arbitration), which shall act as confirming or appointing authority only, to confirm the appointment of or to appoint, as the case may be, as soon as possible the arbitrator/s.

Copy of such request shall be sent at the same time to the other Party
("Defendant").

(a) The request for arbitration shall contain:

          -    a summary description of the claim and of the reasons thereof;
               and

          -    the indication of the name and address of Plaintiff's Arbitrator;
               and

          -    the invitation to appoint the second Arbitrator; and

          -    the declaration of acceptance of appointment by the Plaintiff's
               Arbitrator signed by same.

Within and no later than twenty (20) calendar days of receipt of the above request for arbitration, the Defendant shall send its answer in writing to the
International Chamber of Commerce - "ICC" (International Court of Arbitration).

Copy of such Answer shall be sent at the same time to the Plaintiff.

(b) The answer shall contain:

          -    a summary description of the opposition to the plaintiff's claim, of any counterclaim and of the reasons thereof; and

          -    the indication of the name and address of defendant's Arbitrator;
               and

                                       29

          -    the declaration of acceptance of appointment by the defendant's
               Arbitrator signed by same.

(c) Within and no later than twenty (20) calendar days of receipt of the
Defendant's answer under (b) above, the parties shall appoint the third
Arbitrator who shall act as Chairman of the panel.

(d) The place of arbitration shall be New York, New York.

(e) The Arbitrators shall interpret this Agreement, but shall have no power to change, modify, amend, alter, or otherwise alter or affect the meaning thereof, of any provision or portion thereof, or interpret or render opinions on aesthetics.

(f) The rules of procedure for the Arbitration proceeding shall be established by the Arbitrators.

(g) The Arbitrators shall render their decision not later than sixty (60) days from the appointment of the full panel. For particular reasons the Arbitrators may extend such term by an additional thirty (30) days.

(h) The decision of the Arbitrators shall be final and binding upon the
Plaintiff and the Defendant.

(i) The costs of the Arbitrators (fees and expenses) and arbitration fees and costs including reasonable attorney's fees and ICC's fees shall be determined by the arbitrators in accordance with the relevant rules applicable, "mutatis mutandis", from time to time by the International Court of Arbitration of the
ICC.

         The administrative costs of the ICC shall be fixed by the latter in accordance to its relevant rules applicable from time to time.

         Notwithstanding any other provision of this Agreement, either party (i)
shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitrators or
(ii) shall have the right to have immediate recourse to and shall be bound by the Pre-Arbitral Referee Procedure of the International Chamber of Commerce in
accordance with the Rules of Arbitration at an expedited proceeding conducted in
New York, New York. Judgement upon any award rendered in an arbitration hereunder may be entered in any court having jurisdiction. Any such award shall be binding upon the parties hereto.

                                       30

                                                          CONFIDENTIAL TREATMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                              CALVIN KLEIN, INC.

                                              By:    /s/ Tom Murry
                                                     -------------
                                              Title:     President

                                              WARNACO SWIMWEAR INC.

                                              By:    /s/ Stanley P. Silverstein
                                                     --------------------------
                                              Title:     President

***
WARNACO, INC.

By:      /s/ Jay A. Galluzzo
         -------------------
Title:   Vice President, General Counsel
         & Secretary

                                                          CONFIDENTIAL TREATMENT

                                    EXHIBIT C
                                    ---------

                                APPROVED ACCOUNTS
                                -----------------

                                      ***

                                      C-1

                                                          CONFIDENTIAL TREATMENT

                                    EXHIBIT D
                                    ---------

                            TIME AND ACTION CALENDAR
                            ------------------------

                                       ***

                                      D-1

                                                          CONFIDENTIAL TREATMENT

                                    EXHIBIT E
                                    ---------

                    APPROVED SECONDS AND CLOSE-OUTS ACCOUNTS
                    ----------------------------------------

                                       ***

                                      E-1

                                                          CONFIDENTIAL TREATMENT

                                    EXHIBIT F
                                    ---------

                                      ***

                                      F-1

                                                          CONFIDENTIAL TREATMENT

                                    EXHIBIT G
                                    ---------

                            PERCENTAGE FEE STATEMENT
                            ------------------------

FORM MUST BE SUBMITTED COMPLETED

PHILLIPS-VAN HEUSEN CORPORATION
-------------------------------
                                                               Page _____of_____

                                                               Date ____________

NAME OF LICENSEE:   *NAME*

LICENSEE'S ADDRESS: *ADDRESS*

LICENSED PRODUCT:   *DESCRIBE*

(i) For each month during the period of ___________to__________ (the "Period").

For the month of ______________

Category    Style No.    Size Units    Gross Sales    Discounts    Net Sales   Percentage Royalties
--------    ---------    ----------    -----------    ---------    ---------   --------------------

For the month of

Category    Style No.    Size Units    Gross Sales    Discounts    Net Sales   Percentage Royalties
--------    ---------    ----------    -----------    ---------    ---------   --------------------

For the month of

Category    Style No.    Size Units    Gross Sales    Discounts    Net Sales   Percentage Royalties
--------    ---------    ----------    -----------    ---------    ---------   --------------------

TOTAL
-----

                                      G-1

                                                          CONFIDENTIAL TREATMENT

                                    Exhibit P
                                    ---------

                                       ***

                                       P-1

                                                          CONFIDENTIAL TREATMENT

                                       ***

                                      P-2

                                    EXHIBIT R
                                    ---------

N. America Region
-----------------
Canada
Mexico
United States and its possessions

Europe Region
-------------
Andorra
Austria
Belgium
Denmark
Finland
France
Germany
Great Britain
Greece
Iceland
Italy
Netherlands
Norway
Portugal
Spain
Sweden
Switzerland
Vatican

C. and S. America
-----------------
Antigua
Argentina
Aruba
Bahamas
Barbados
Bermuda
Brazil
Cayman Islands
Chile
Columbia
Costa Rica
Curacao
Dominican
Republic
Dominican Republic
Ecuador
El Salvador
Grenadines

                                      R-1

Guadeloupe
Guatemala
Haiti
Haiti
Honduras
Jamaica
Martinique
Montserrat
Paraguay
Peru
St. Lucia
St. Maarten
St. Vincent
Trinidad & Tobago
U.S. Virgin Islands
Uruguay
Venezuela

Asian Region
------------
Australia
China (PRC)
Hong Kong
India
Indonesia
Indonesia
Japan
Korea (South, not North)
Malaysia
Myanmar
New Zealand
Pakistan
Philippines
Singapore
Sri Lanka
Taiwan
Thailand
Vietnam

Balance of Territory
--------------------
Cyprus
Israel
Jordan
Kuwait
Lebanon
Oman

                                      R-2

Palestine
Saudi Arabia
South Africa
Turkey
United Arab Emirates
Yemen
and other jurisdictions.

                                      R-3

                                                          CONFIDENTIAL TREATMENT

                                    EXHIBIT S
                                    ---------

                             INITIAL SALES ESTIMATES
                             -----------------------

                                       ***

                                      S-1